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EXHIBIT 21.1

SUBSIDIARIES

Name of Subsidiary	Place of Incorporation
Transaction Network Services, Inc.	State of Delaware
TNS DataLink, Inc.	Delaware
TNS International Holdings LLC	Delaware
TNS Transline, LLC	Delaware
TNS Payment Solutions, Inc.	Delaware
PosLink, Inc.	Delaware
TNS International Holdings LP	Bermuda
Transaction Network Services Limited	Ireland
TNS Treasury Limited	Ireland
Transaction Network Services GMbH	Germany
Transaction Network Services B.V	Holland
Transaction Network Services S.A.U.	Spain
Transaction Network Services AB	Sweden
Transaction Network Services S.A.S.	France
Transaction Network Services NZ Ltd.	New Zealand
Transaction Network Services S.r.l.	Italy
TNS TransXpress Holdings Company (UK) Limited	United Kingdom
TNS International Limited (UK)	United Kingdom
Transaction Network Services (UK) Limited	United Kingdom
TNS Transline	United Kingdom
Comms XL Limited	United Kingdom
Comms XL Services Limited	United Kingdom
Transaction Network Services K.K.	Japan
Transaction Network Services Canada, Inc.	Alberta, Canada
Transaction Network Services Poland Sp Z.O.O.	Poland
Transaction Network Services GMbH	Austria
SC Connet Ro SRL	Romania
Transaction Network Services (India) Private Ltd	India
Transaction Network Services (YH Korea)	Korea
Transaction Network Services PTY Limited	Australia
TNS Australia Telecom Services PTY Limited	Australia
TNS Payment Technologies PTY Ltd.	Australia
Transaction Network Services Limited (Thailand)	Thailand
Transaction Network Services B.V.	Brazil
Transaction Network Services SG Pte Limited	Singapore
Transaction Network Services HK Pte Limited	Hong Kong
Transaction Network Services (Mauritius) Ltd	Mauritius
TNS ILETISIM ISLEM VE AKTARIM HIZMETLERI LTD	Turkey
Cequint, Inc. formerly known as Thunder Acquisition Corp.	State of Washington
Transaction Network Services Mexico, S. De R.L. de C.V.	Mexico

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  EXHIBIT 21.1
SUBSIDIARIES